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                                                                    Exhibit 4(f)

                               THIRD AMENDMENT TO
                           REVOLVING CREDIT AGREEMENT

         This Third Amendment to Revolving Credit Agreement (the "Third Amendment") made as of this 27th day of December, 2003, by and between REPUBLIC BANCORP, INC. ("Borrower") and U.S. BANK NATIONAL ASSOCIATION, formerly known as Firstar Bank, National Association ("Bank").

                              W I T N E S S E T H:

         WHEREAS, the Borrower and the Bank entered into a Revolving Credit Agreement dated as of December 29, 2000 (the "Credit Agreement"), as amended by a First Amendment to Revolving Credit Agreement dated December 29, 2001 (the "First Amendment) and a Second Amendment to Revolving Credit Agreement dared as of December 28, 2003, pursuant to which the Bank extended credit to the Borrower as provided therein.

         WHEREAS, the Borrower and the Bank desire to further amend the Credit Agreement as provided herein.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. Section 1.1(a) of the Revolving Credit Agreement is hereby amended in its entirety as follows:

                  (a) "REVOLVING NOTE MATURITY DATE" means December 26, 2003 or such earlier date on which the Note becomes immediately due and payable pursuant to Article VI hereof.

         2. Section 4.16 of the Revolving Credit Agreement is hereby amended in its entirety as follows:

                  SECTION 4.16 REPUBLIC BANK FINANCIAL CONDITION COVENANTS. All covenant terms in this Section 4.16 shall be defined and determined from time to time by applicable bank regulatory authorities, unless specifically noted otherwise below:

                  (a) TIER 1 LEVERAGE RATIO. Republic Bank, a Subsidiary of the Borrower, shall maintain a minimum Tier 1 Leverage Ratio at the end of each quarter of not less than 5.0%.

                  (b) TIER 1 RISK BASED CAPITAL RATIO. Republic Bank shall maintain a minimum Tier 1 Risk Based Capital Ratio at the end of each quarter of not less than 6.0%.

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                  (c) TOTAL RISK BASED CAPITAL RATIO. Republic Bank shall
                  maintain a minimum Total Risk Based Capital Ratio at the end of each quarter of not less than 10.0%.

         3. The "Revolving Credit Agreement" referred to in the Note shall hereinafter refer to the Revolving Credit Agreement as amended by this Third Amendment.

         4. Except as expressly amended herein, all terms and conditions of the Revolving Credit Agreement shall remain in full force and effect. This Third Amendment supercedes the First Amendment and the Second Amendment on the date hereof, and the Revolving Credit Agreement shall hereinafter consist of the Revolving Credit Agreement dated December 29, 2000, as amended by this Third Amendment. Any waiver of any term and condition of the Revolving Credit Agreement contained herein, of any previous waiver by the Bank of any term and condition contained in the Revolving Credit Agreement, shall be strictly limited to such waiver, and shall not operate as a waiver of any other condition, term, or remedy of the Bank provided for in the Revolving Credit Agreement or in this Third Amendment.

         Executed as of the date first above written.

                                  REPUBLIC BANCORP, INC.

                                  By: /s/ Thomas F. Menacher
                                      ----------------------------------------
                                  Name: Thomas F. Menacher
                                  Title: Executive V.P., Treasurer & C.F.O.

                                  U.S. BANK NATIONAL ASSOCIATION,
                                  D/B/A FIRSTAR BANK

                                  By: /s/ Jon B. Beggs
                                      ----------------------------------------
                                  Name: Jon B. Beggs
                                  Title: Vice President